SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                         _____________

                           FORM 11-K

                         ANNUAL REPORT


               Pursuant to Section 15(d) of the
               Securities Exchange Act of 1934

     X  Annual Report Pursuant to Section 15(d) of the
        Securities Exchange Act of 1934 [Fee Required]

          For the fiscal year ended December 31, 1994

                              or

        Transition Report Pursuant to Section 15(d) of the
        Securities Exchange Act of 1934 [No Fee Required]

          For the transition period from  ______ to  ______
               Commission file number _____________________

                         _____________


                    CINCINNATI MILACRON
                 RETIREMENT SAVINGS PLAN

                 (full title of the plan)

                         _____________

                    CINCINNATI MILACRON INC.

                      (Name of Issuer)
                    4701 Marburg Avenue,
                    Cincinnati, Ohio 45209
         (Address and principal executive office)

                         _____________




Pursuant to General Instruction E of Form 11-K and Regulation S-
T, the Report of Independent Auditors and the financial statements and schedules that are a part of this 11-K have been filed by Form SE and are incorporated herein.







































                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Cincinnati Milacron Benefit Plans Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

          CINCINNATI MILACRON RETIREMENT SAVINGS PLAN





Date: June 28, 1994                By:  /s/ Ronald D. Brown
                                        Ronald D. Brown
                                        Vice President-Finance
                                        Cincinnati Milacron Inc.
                                        and Member of the
                                        Benefit Plans Committee


























LIST OF EXHIBITS

23        Consent of Independent Auditors